EXHIBIT (5)(A)

 INTERNAL REVENUE SERVICE              DEPARTMENT OF THE TREASURY
 DISTRICT DIRECTOR
 P O BOX A-3617 DPN20-6
 CHICAGO, IL 60690
                                   Employer Identification Number:
 Date:    August 23, 1995                    39-0690900
                                   File Folder Number:
 WAUSAU PAPER MILLS COMPANY                  390010284
 C/O MARY ELLEN SCHILL             Person to Contact:
 RUDER WARE & MICHLER SC                     TECHNICAL SCREENER
 P.O. BOX 8050                     Contact Telephone Number:
 WAUSAU, WI  54402-8050                      (312) 435-1040
                                   Plan Name:
                                   HOURLY SAVINGS AND INVESTMENT
                                   PLAN
                                   Plan Number:  004




 Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the plan adopted on June 1, 1994.

     This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,



                              ROBERT W. BROCK
                              Robert W. Brock
                              District Director

 Enclosures:
 Publication 794
 Addendum

     This is a reproduction of letter created at or around October 19, 1994.